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      FORM 4
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[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See
    Instructions 1(b)

                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
                                   of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person      2. Issuer Name and Ticker or Trading Symbol        6. Relationship of Reporting Person
                                                                                                   to Issuer
                                                                                                       (Check all applicable)

                                                     Dove Audio, Inc. (DOVE)                        Director       X 10% Owner
----------------------------------------------------------------------------------------         ---              ---
(Last)        (First)       (Middle)         3. IRS or Social Security  4. Statement for            Officer (give    Other (specify
                                                Number of Reporting        Month/Year            ---        title ---       below)
Sheldon Sidney                                  Person (Voluntary)         Jan. 1997                        below)
------------------------------------------                              ----------------
        (Street)                                 ###-##-####            5. If Amendment.        -----------------------------------
c/o Gelfand, Rennert                                                       Date of Original     7. Individual or Joint/Group Filing
& Feldman                                                                  (Month/Year)                (Check applicable line)
1880 Century Park East                                                                                Form filed by one Reporting
Suite 900, Los Angeles                                                                              X Person
                                                                                                   ---
                                                                                                      Form filed by More than One
                                                                                                      Reporting Person
                                                                                                   ---
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(City)       (State) CA    (Zip) 90062          Table 1--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                     2. Trans-    3. Trans-    4. Securities Acquired(A)   5. Amount of    6. Owner-  7. Nature
   (Instr. 3)                               action       action       or Disposed of (D)          Securities      ship       of In-
                                            Date         Code         (Instr. 3, 4 and 5)         Beneficially    Form       Direct
                                                                                                  Owned at        Direct     Bene-
                                                         (Instr. 8)                               End of          (D) or     ficial
                                            (Month/                                               Month           Indirect   Owner-
                                              Day/    -------------------------------------       (Instr. 3 and   (I)        ship
                                             Year)    Code   V    Amount    (A) or   Price         4)             (Instr.    (Instr.
                                                                             (D)                                   4)         4)
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Common Stock                               1/30/97      S         2,000       D      $2.50         609,913           D
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Common Stock                                                                                        25,000*          I       Trust
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* If the Form is filed by other than one Reporting Person use Instruction
4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
                         (Print or Type Response)

* Includes 12,500 shares issuable upon exercise of warrants.

FORM 4

 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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1. TITLE OF      2. CONVER-     3. TRANS-    4. TRANSAC-     5. NUMBER OF       6. DATE EXER-         7. TITLE AND AMOUNT
   DERIVATIVE       SION OR        ACTION       TION CODE       DERIVATIVE         CISABLE AND           OF UNDERLYING
   SECURITY         EXERCISE       DATE         (INSTR. 8)      SECURITIES         EXPIRATION            SECURITIES
   (INSTR. 3)       PRICE OF       (MONTH/                      ACQUIRED (A)       DATE (MONTH/          (INSTR. 3 AND 4
                    DERIV-         DAY/                         OR DISPOSED OF     DAY/YEAR)
                    ATIVE          YEAR)                        (D) (INSTR. 3,
                    SECURITY                                    4, AND 5)

                                                                                -----------------------------------------
                                                                                DATE      EXPIRA-               AMOUNT OR
                                                                                EXER-     TION          TITLE   NUMBER OF
                                                                                CISABLE   DATE                   SHARES
                                             ---------------------------------
                                             CODE     V        (A)      (D)
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8. PRICE        9. NUMBER               10. OWNER-              11. NA-
   OF              OF DERIV-                SHIP                    TURE
   DERIV-          ATIVE SECUR-             FORM                    OF IN-
   ATIVE           ITIES                    OF DE-                  DIRECT
   SECUR-          BENE-                    RIVATIVE                BENE-
   ITY             FICIALLY                 SECU-                   FICIAL
   INSTR.          OWNED                    RITY:                   OWN-
   5)              AT END                   DIRECT                  ERSHIP
                   OF                       (D) OR                  (INSTR. 4)
                   MONTH                    INDI-
                   (INSTR. 4)               RECT (I)
                                            (INSTR. 4)
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Explanation of Responses:

                                                             February 10, 1997
                        -------------------------------      -----------------
                        **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.